                                                                    Exhibit 22.1
                                 CYTOCARE, INC.
                                  SUBSIDIARIES





            NAME                                      JURISDICTION
            ----                                      ------------
    Medstone International, Inc.                      Delaware

    Endocare, Inc.                                    Delaware



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